Exhibit 99.1

P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

CALGON CARBON ANNOUNCES SECOND QUARTER RESULTS

PITTSBURGH, PA – August 5, 2009 – Calgon Carbon Corporation (NYSE: CCC) announced results for the second quarter ended June 30, 2009.

The company reported net income of $6.1 million for the second quarter of 2009, as compared to net income of $12.7 million for the second quarter of 2008.  Net income for the second quarter of 2008 consisted of income from continuing operations of $9.3 million and income from discontinued operations of $3.4 million, which represents the final adjustment to the sale price of the company’s charcoal business that was sold in the first quarter of 2006.  On a fully diluted basis, net income per common share for the second quarter of 2009 was $0.11, as compared to $0.24 for the second quarter of 2008, which consisted of $0.18 from continuing operations and $0.06 from discontinued operations.

Income from operations for the second quarter of 2009 was $10.2 million, versus $16.1 million for the comparable period in 2008.

Net sales for the second quarter of 2009 were $103.1 million, a 5.0% decline as compared to record quarterly sales of $108.5 million for the second quarter of 2008.  The decline was attributable to the comparably strong U.S. dollar, which resulted in a $6.0-million negative impact on sales from currency translation, and lower demand for certain activated carbon and service products due to the global economic slowdown.  Markets that were appreciably affected by the decline in demand included: potable water, environmental water treatment, industrial processes, and food.  The sales decline was partially offset by favorable pricing in certain markets.

In the second quarter of 2009, equipment sales increased 5.4% versus the comparable period in 2008 due to higher revenue from ultraviolet systems.  Consumer sales were comparable to the second quarter of 2008.

Net sales less the cost of products sold as a percentage of net sales for the second quarter of 2009 was 31.8% versus 34.5% for the second quarter of 2008.  The decline was primarily due to a shift in sales mix, as well as increased plant and maintenance costs which were partially offset by favorable pricing for equipment and certain activated carbon and service products.

Selling, administrative and research expenses for the second quarter of 2009 increased 8.6% versus the second quarter of 2008, principally due to higher employee-related costs, primarily pension expense, and an increase in bad debt expense.

Interest expense was $0.1 million for the second quarter of 2009 as compared to $1.6 million for the comparable period of 2008.  The change is due to the lower amount of debt outstanding during the second quarter of 2009 as a result of the company redeeming $69.0 million of its 5% Senior Convertible Notes in the second half of 2008.

In the second quarter of 2009, other expense was $1.5 million as compared to $0.5 million for the second quarter of 2008.  Financing fees of $0.8 million related to the company’s former credit facility were written-off.

Calgon Carbon’s board of directors did not declare a quarterly dividend.

Net income for the six months ended June 30, 2009 was $12.1 million versus $23.1 million for the comparable period of 2008.  Net income for the first half of 2008 included a non-recurring after-tax gain of $5.7 million, or $0.11 per common share from the settlement of a lawsuit and a non-recurring after-tax gain of $3.4 million related to the sale of the company’s charcoal business.  Fully diluted net income per common share for the first half of 2009 was $0.21, all from continuing operations.  Fully diluted net income per common share for the first half of 2008 was $0.45, which consisted of $0.38 from continuing operations and $0.07 from discontinued operations.

Income from operations for the six months ended June 30, 2009 was $19.1 million as compared to income from operations of $33.7 million for the first half of 2008.  This included the $9.3 million non-recurring gain ($5.7 million after tax) mentioned above.

Commenting on the results, John Stanik, Calgon Carbon’s chairman, president and chief executive officer, said, “Revenue was impressive, particularly since there was a significant decline in volume during the quarter.  In fact, excluding the negative impact of foreign exchange translation, sales for the second quarter of 2009 slightly exceeded the quarterly sales record achieved in the second quarter of 2008.”

“Since volume was down in the second quarter, we took the opportunity to address needs at our plants that were created by last year’s intense demand for our activated carbon products.  The costs associated with these maintenance efforts had a significant negative effect on margins in the second quarter.  However, when the work is completed, we will be extremely well positioned to take advantage of increased demand when the economic recovery occurs.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain.  Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report  pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs.  In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.

Calgon Carbon Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2009	2008*	2009	2008*

Net Sales	$103,090	$108,476	$193,723	$198,807

Cost of Products Sold	70,319	71,021	131,533	132,786

Depreciation and Amortization	3,972	4,199	7,748	8,125

Selling, Administrative & Research	18,626	17,154	35,333	33,445

Gain from AST Settlement	-	-	-	(9,250)

	92,917	92,374	174,614	165,106

Income from Operations	10,173	16,102	19,109	33,701

Interest Expense - Net	(109)	(1,644)	(3)	(3,299)

Other Expense - Net	(1,500)	(480)	(1,928)	(570)

Income From Continuing Operations Before Income Tax and	8,564	13,978	17,178	29,832
Equity in Income (Loss) from Equity Investments

Income Tax Provision	2,893	4,555	5,974	10,474

Income from Continuing Operations Before Equity in
Income (Loss) from Equity Investments	5,671	9,423	11,204	19,358

Equity in Income (Loss) from Equity Investments	427	(139)	868	299

Income from Continuing Operations	6,098	9,284	12,072	19,657

Income from Discontinued Operations	-	3,447	-	3,447

Net Income	$6,098	$12,731	$12,072	$23,104

Net Income per Common Share
Basic:
Income from Continuing Operations	$.11	$.23	$.22	$.49
Income from Discontinued Operations	$-	$.09	$-	$.08
Total	$.11	$.32	$.22	$.57

Diluted:
Income from Continuing Operations	$.11	$.18	$.21	$.38
Income from Discontinued Operations	$-	$.06	$-	$.07
Total	$.11	$.24	$.21	$.45

Weighted Average Shares
Outstanding (Thousands)
Basic	54,331	40,559	54,225	40,400

Diluted	56,285	52,025	56,183	51,891

* Results have been retrospectively adjusted to incorporate the adoption of FASB Staff Position APB 14-1,
“Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial
Cash Settlement)” .

Calgon Carbon Corporation
Segment Data:

Segment Sales	2Q09	2Q08	YTD 2009	YTD 2008

Activated Carbon and Service	89,383	95,284	167,146	172,182
Equipment	11,327	10,742	22,226	20,439
Consumer	2,380	2,450	4,351	6,186

Total Sales (thousands)	$103,090	$108,476	$193,723	$198,807

Segment
Operating Income (loss)*	2Q09	2Q08	YTD 2009	YTD 2008

Activated Carbon and Service	13,200	19,766	25,082	37,142
Equipment	962	519	1,937	3,962
Consumer	(17)	16	(162)	722

Income from Operations (thousands)	$14,145	$20,301	$26,857	$41,826

*Before depreciation and amortization. The YTD 2008 period includes the $9.3 million gain on AST settlement
($5.3 million Activated Carbon and Service and $4.0 million Equipment).

Calgon Carbon Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	June 30,	December 31,
	2009	2008*

ASSETS

Current assets:

Cash and cash equivalents	$7,501	$16,750

Restricted cash	11,019	-

Receivables	65,548	64,515

Inventories	94,441	93,725

Other current assets	23,292	25,598

Total current assets	201,801	200,588

Property, plant and equipment, net	143,774	122,960

Other assets	59,781	63,714

Total assets	$405,356	$387,262

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:

Short-term debt	$-	$1,605

Current portion of long-term debt	5,163	7,903

Other current liabilities	54,577	56,036

Total current liabilities	59,740	65,544

Long-term debt	7,600	-

Other liabilities	69,683	68,441

Total liabilities	137,023	133,985

Total shareholders' equity	268,333	253,277

Total liabilities and shareholders' equity	$405,356	$387,262

* Results have been restrospectively adjusted to incorporate the adoption of FASB Staff Position
APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon
Conversion (Including Partial Cash Settlement)” ..